Consulting Agreement

This Consulting Agreement dated May 2, 2005 is by and between:

Radiate Research Inc., a Canadian corporation having it offices at 84 Hines Road, Suite 150, Kanata, ON K2K 3G3 hereinafter called the "Client" and Mr. Ross Tuddenham., existing under the laws of Ontario and having an address at 2072 NE 121 Rd., North Miami, Florida, USA 33181-3322 - hereinafter called "Consultant ".

WITNESSETH:

In the event of a conflict in the provisions of any attachments hereto, and the provisions set forth in this Agreement, the provisions of such attachments shall govern. That for and in consideration of the mutual understandings, promises, and agreements herein contained, the parties hereto mutually agree as follows:

Services and Compensation

Consultant shall furnish such services as set forth in Attachment A, or as amended, attached hereto, and made a part hereof on a month by month basis. As full and complete compensation for services set forth in Attachment A or as amended, rendered hereunder and for the discharge of all obligations hereunder, the Client shall pay the Consultant a fee and expenses as detailed below.

Professional Fees:

This compensation package shall supersede any previous agreement the following items and shall include:

1. $7000 CDN per month - negotiable monthly between contractor and Radiate.

Expenses:

The Consultant will bill the client for any expenses incurred relating directly to the work. The Client will reimburse the Consultant within 30 days.

In the event that the work, as described in Attachment A, is not accepted by the Client, the Consultant and the Client shall agree to appoint a mutually acceptable arbitrator to determine the value of the work.

Acceptance:

The deliverables shall, "on a best effort basis", substantially conform to the specifications contained in the Attachment A.

Confidentiality:

Consultant agrees to hold all information about the Client in the strictest confidence throughout the Consultant's association with the Client and after that time. No identifiable information about the Client, whether formal or informal, will be used by the Consultant in the preparation of articles for publication, or for any other reason outside the normal course of business activities, without the client's approval. The Client agrees to allow the Consultant to mention the Consultant's relationship with the Client as a reference to other prospective Clients. The Consultant recognizes that the Client may have trade secrets, and other proprietary information that is a valuable, special and unique asset of the Client. The Consultant agrees not to use any Client proprietary information for the Consultant's own benefit, or divulge, disclose or communicate in any manner any Client proprietary information to any third party, other than required in the normal course of carrying out the Consultant's duties, without the prior written consent of the Client.

Liability:

Consultant warrants to Client that the material, analysis, data, programs and services to be rendered hereunder, will be of the kind and quality designated and will be performed by qualified personnel and will be fit for the purpose it was intended.

Complete Agreement:

This agreement contains the entire agreement between the Consultant and the Client with respect to the matters covered in this agreement and supersedes and previous agreement. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of the Client by any of its employees or agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof.

Applicable Law:

Consultant shall comply with all applicable laws in performing Services but shall be held harmless for violation of any governmental regulation to which it may be subject but to which reference is not made in this agreement or products delivered under this agreement. This agreement shall be construed in accordance with the laws of the Province of Ontario, Canada






Additional Work:

After receipt of an order that adds to the Services, Consultant may at its discretion, take reasonable action and expend reasonable amounts of time and money based on such order. Client agrees to pay and reimburse Consultant for such action and expenditure as set forth in this Agreement for payment and reimbursements related to Services.

Notices:

Notices to Consultant should be sent to:

                  Radiate Research c/o John Roberts 84 Hines Road, Suite 150 Kanata ON K2K 3G3 Ph. 613-599-9108
                  E-mail: jroberts@radiateresearch.com

Notices to the Client shall be sent to:

                  Ross Tuddenham
                  2072 NE 121 Rd.,
                  North  Miami, Florida, USA
                  (613) 596-4663 E-mail: rtudd@magma.ca


Assignment:

This Agreement may not be assigned by either party without the prior written consent of the other party. Except for the prohibition on assignment contained in the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

Terms of Agreement:

This agreement is effective as of the Agreement date above and shall terminate twelve months from the Agreement date above, subject to the right of either the Consultant or the Client to terminate at any time with, not less than, ninety
(90) days prior written notice to the other party. Such termination shall not affect the Consultants obligations hereunder.

For Radiate Research                       _____________________
                                           Micah Grinstead - President

Agreed to and accepted by:

-------------------------                    --------------------------
Ross Tuddenham                                       Date

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                                   APPENDIX A

1. The Consultant shall not spend funds related to the product without permission from the Client.

2. The Consultant will engage in best practices to accomplish the following: - fundraising - Relationship management with ABOND
                  - Movement towards the public market - Any other duties which the Consultant feels he may assist with!